Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Clever Leaves International Inc.
New York, New York

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of Clever Leaves Holdings Inc., of our report dated September 10, 2020 relating to the consolidated financial statements of Clever Leaves International Inc. (the “Company”), which is contained in that Proxy Statement/Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ BDO Canada LLP

Vancouver, Canada
November 24, 2020